[NORTHWESTERN CORPORATION LOGO]                                     EXHIBIT 99.1

                                                                    News Release


Contacts:

Media:
Noreen Thoms
605-978-2808
noreen.thoms@northwestern.com


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                    NORTHWESTERN ELECTS SCHRUM VICE PRESIDENT
                      OF HUMAN RESOURCES AND COMMUNICATIONS

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SIOUX  FALLS,  S.D. - Dec.  18, 2003 - The Board of  Directors  of  NorthWestern
Corporation (OTC Pink Sheets:NTHWQ) today announced that Roger P. Schrum has been elected Vice President of Human Resources and Communications, effective immediately.

In this new position, Schrum will be responsible for the integration and management of the company's human resources, communications and investor relations functions. He reports to Gary G. Drook, President and Chief Executive Officer. Schrum is taking over the company's Human Resources function from John Van Camp who assumes the transitional position of Vice President of Organization and Staffing as part of the company's Chapter 11 reorganization. Van Camp reports to Bill Austin, NorthWestern's Chief Restructuring Officer.

"Roger has been an extremely effective member of the turnaround team and played a key role in managing our relationships with our internal and external stakeholders. His 20 years of management experience in the energy and utility industry will be a strong asset as we integrate our human resources and communications functions," said Drook.

Schrum joined NorthWestern in 2001 as Vice President of External Communications. In 2002, he took over additional responsibility for the company's overall communications and investor relations functions. Prior to joining NorthWestern, Schrum was General Manager of Marketing Communications and Public Affairs at SCANA Corporation, a South Carolina-based utility company. He also held management positions with Ashland, Inc., a Kentucky-based energy company, and the Diamond Shamrock Corporation, a Texas-based oil and gas company. A Manhattan, Kansas native, Schrum holds a Bachelor of Science degree from Pittsburg (Kansas) State University and has completed the executive development program at Indiana University.

About NorthWestern

Based in Sioux Falls, S.D., NorthWestern is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest serving approximately 600,000 customers in Montana, South

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Dakota and Nebraska.  Further information about NorthWestern is available on the
Internet at www.northwestern.com.

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